Exhibit 99.2

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Project Eagle Three Discussion Materials Goldman, Sachs & Co. 29-April-2009

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Table of Contents I. Transaction Analysis II. Summary Valuation Perspectives A. DirecTV B. Regional Sports Networks C. Game Show Network Appendix A: Transaction Overview Appendix B: Supplemental Materials Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 3 I. Transaction Analysis

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 4 Agreement and Plan of Merger Key Deal Terms The Merger Merger Sub One will merge with and into DirecTV Group, Inc., with DirecTV continuing as the surviving corporation (the “DTV Merger”) Merger Sub Two will merge with and into LEI, with LEI continuing as the surviving corporation (the “Splitco Merger,” and together with the DTV Merger, the “Merger”) Effect on Capital Stock Each share of DTV common stock will be converted into the right to receive [1] share of Holdings Class A common stock with 1 vote per share Each share of LEI Class A and Class B common stock is converted into shares of Holdings Class A common stock with 1 vote per share, and Class B common stock with 15 votes per share, respectively, based on the Splitco Exchange Ratio of approximately 1.11 shares, as adjusted to reflect certain increases / decreases in the number of outstanding shares of LMDI and/or LEI resulting from share issuances or equity awards (post 01-Mar-2009) Assets held by LEI Prior to Effective Time of the Merger 54% interest in DirecTV 100% interest in Liberty Sports Holdings LLC (RSNs) 65% interest in GSN, LLC $44.6mm of subsidiary cash reflecting 100% of cash at RSNs, and $29.7mm of LEI corporate cash for a total of $74.3mm, as of 31-Mar-2009 LEI will assume $1.999bn (as of 31-Mar-2009) of Liberty indebtedness Indemnification Holdings shall indemnify former directors and officers of DirecTV Group, Inc., Liberty and LEI to the fullest extent required by the organizational documents of DirecTV Group, Inc., Liberty and LEI, any indemnification agreements or as permitted by law Greenlady Debt 1 If, prior to the Merger, Liberty Media pays any portion of the Greenlady Debt using certain funds loaned by Liberty Media to Greenlady, DirecTV Group, Inc. shall cause such amount to be repaid to Liberty at the Closing If the parties are unable to effect the Greenlady Debt Restructuring once all other conditions to the Merger have been satisfied, DirecTV Group, Inc. shall repay the Greenlady Debt in full Conditions Precedent Completion of the Split-Off and Liberty Restructuring A majority of the voting power of Liberty Entertainment Common Stock (LMDI), excluding shares held by the Malones, his affiliates and any director or officer of Liberty, shall have approved the Split-Off, the Malone Agreement and the Merger Holders of a majority of the outstanding shares of DirecTV common stock (other than the Malones, his affiliates, Liberty, and directors/officers of Liberty) must have approved the Merger Agreement FCC approval, HSR clearance Receipt of certain IRS private letter rulings and legal opinions in connection with certain federal income tax matters Other customary conditions Termination Fee LEI shall pay to DirecTV Group, Inc. a termination fee of $450mm (the “Termination Fee”) and an expense reimbursement up to $10mm (the “Expense Reimbursement”) if the Merger Agreement is terminated by DirecTV Group, Inc. by reason of Liberty Board withdrawing the Liberty Board Recommendation or recommending any LEI Takeover Proposal DirecTV Group, Inc. shall pay to LEI the Termination Fee and the Expense Reimbursement if the Merger Agreement is terminated by LEI by reason of the DirecTV Group, Inc. Board having withdrawn the DirecTV Group, Inc. Board Recommendation for the Merger or recommending any DirecTV Group, Inc. Takeover Proposal Termination Fee and/or Expense Reimbursement payable in certain other circumstances Source: Liberty Management, Merger Agreement Note: The following summary is intended to provide a high-level overview of key terms of the Merger Agreement and is not intended to be exhaustive. Capitalized terms used but not defined herein have meanings ascribed to them in the Merger Agreement 1 Greenlady Debt refers to the $1,999mm derivative borrowing relating to the purchase of 78.3mm DTV shares subject to collar.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 5 Liberty Entertainment, Inc. (“LEI”) / DirecTV Merger Illustrative Transaction Review ($ and shares in millions, except per share data) LEI (post split-off) and DirecTV merge Each share of LEI Class A and Class B common stock is converted into shares of Holdings Class A common stock with 1 vote per share, and Class B common stock with 15 votes per share, respectively, based on the Splitco Exchange Ratio of approximately 1.11 shares, subject to adjustment Liberty owned DTV shares valued at a premium to public trading value based on illustrative asserted values for private assets 3 Asserted Private Asset Value for Regional Sports Networks and Game Show Network: $850mm 2 Value of Collar @ current trading price: $34mm 4 Debt and cash at LEI valued at current book value 5 Negotiated Exchange Ratio for LEI Shares 1.11 x Implied Exchange Ratio for LMDI Shares 1 1.00 x Shares Received by LEI in Exchange 518.3 Current DTV Share Price $ 24.74 Implied Equity Consid. to LEI Shareholders $ 12,823 Illustrative Asserted Private Asset Value 2 $ 850 Implied Value to LEI for DTV Shares 3 13,851 Value (Liability) Associated with DTV Collar 4 34 Net Debt (Post-Split) 5 (1,912) Implied Equity Consid. to LEI Shareholders $ 12,823 Shares Issued to LEI in Exchange 518.3 Shares Issued to Current DTV Public Holders 6 468.6 Total Holdings Shares 986.9 Implied Liberty Shareholder Ownership % 7 52.5% Implied Premium to 9/10ths Current LMDI Price 8 14.7% Implied Premium to NAV per LEI Share 9 2.2% Implied Accretion to LEI Shareholder Value 10 13.4% Source: Liberty Management, Public Filings Note: Market data as of 28-Apr-2009 1 Based on 0.90x exchange ratio in split-off. 2 Asserted value reflects values for Regional Sports Networks (100%) and Game Show Network (65%) negotiated by Liberty Management. 3 Current Liberty stake based on 548.7mm DTV shares owned by Liberty valued at $25.24 per share, a 2.0% premium to current trading price. 4 Collar Asset / Liability value associated with debt underlying the 2008 Liberty purchase of 78.3mm DTV shares. Valued using Black-Scholes methodology (as outlined in Appendix). Collar valued at current DTV share price of $24.74 5 Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN. 6 Based on an exchange ratio per Merger Agreement where 1 DirecTV share is exchanged for [1] Holdings share. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 7 PF Ownership and Exchange Ratio reflects basic shares issued to LEI shareholders in transaction. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 8 Calculated as implied equity consideration for LEI Shares of $12,823mm divided by 90% of current LMDI Equity Value of $12,419. 9 LEI NAV is calculated as the sum of Liberty’s stake in DTV (548.7mm shares at market), asserted private asset values ($850mm) and the value of the collar less LEI’s net debt of $1,912mm. NAV per LEI share is obtained on the basis of 466.5mm LEI shares outstanding (90% of LMDI’s 518.3mm shares). Premium calculated as the implied equity consideration for LEI Shares per LEI share in transaction of $27.49 divided by the NAV per LEI Share. See page 13 for additional information. 10 Based on pro forma ownership of Holdings, assuming no change in Enterprise Value of DTV post transaction.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Illustrative Transaction Economic and Voting Ownership

(in millions, except per share data)

	Current Shares	Exchange Ratio	Pro Forma Shares	Votes per Share	Pro Forma Votes	Illustrative Pro Forma % Ownership: Economic	Illustrative Pro Forma % Ownership: Voting
Public DirecTV Shareholders	468.6	1.00 x	468.6	1.0	468.6	47.5%	35.5%
LEI Shareholders:							
A Shareholders (ex. Malone)[1]	442.3	1.11 x	491.5	1.0	491.5	49.8%	37.3%
B Shareholders (ex. Malone)[1]	1.7	1.11 x	1.9	15.0	28.5	0.2%	2.2%
Total Non-Malone LEI Shareholders			*493.4*		*520.0*	*50.0%*	*39.4%*
Malone A Shares[1]	2.8	1.11 x	3.1	1.0	3.1	0.3%	0.2%
Malone B Shares[1]	19.6	1.11 x	21.8	15.0	327.1	2.2%	24.8%
Total Malone			*24.9*		*330.2*	*2.5%*	*25.0%*
Total LEI Shareholders			518.3		850.2	52.5%	64.5%
Total			986.9		1,318.8	100.0%	100.0%

Source: Public Filings, Bloomberg

Note: Market data as of 28-Apr-2009. Current and pro forma shares represent basic shares outstanding. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash.

[1] Malone ownership as per 24-Apr-2009 preliminary split-off proxy, excluding stock options, and includes restricted shares, shares held in the Liberty 401(k) Savings Plan, shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership, as well as shares held by a trust with respect to which Mr. Malone is the sole trustee and certain trusts as to the assets of which Mr. Malone retains the right of substitution.

Transaction Analysis 6

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 7 Illustrative Exchange Ratio History LMDIA / DTV 0.87x 1.11x 0.36x 0.48x 0.59x 0.71x 0.82x 0.94x 1.05x 1.17x Mar-2008 May-2008 Jun-2008 Aug-2008 Oct-2008 Dec-2008 Feb-2009 Apr-2009 Daily from 04-Mar-2008 to 28-Apr-2009 Adjusted Exchange Ratio LMDIA / DTV (1) Statistic Average 1 Month 0.82 x 3 Months 0.78 6 Months 0.71 Since Split Announcement 0.73 Since Tracker Creation (04-Mar-2008) 0.79 Source: Bloomberg 1 LMDIA / DTV exchange ratio adjusted to reflect LEI as 90% of the value of the LMDI share price by multiplying the LMDI share price by 0.9.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Illustrative LEI Premiums Analysis

($ in millions, except per share data)

Illustrative Exchange Ratio			1.06 x	1.08 x	1.10 x	1.11 x	1.12 x	1.14 x	1.16 x
Shares in Holdings Issued to LEI Shareholders[1]			494.5	503.8	513.1	518.3	522.4	531.8	541.1
Implied Equity Consideration for LEI Shares			$ 12,233	$ 12,464	$ 12,695	$ 12,823	$ 12,925	$ 13,156	$ 13,387
Implied Equity Value Received per 9/10ths LMDI Share			$ 23.60	$ 24.05	$ 24.49	$ 24.74	$ 24.94	$ 25.38	$ 25.83
Premiums Paid[2]	**LMDI Share Price**	**9/10ths LMDI Share Price[2]**							
Current	**$ 23.96**	**$ 21.56**	9.5%	11.5%	13.6%	14.7%	15.6%	17.7%	19.8%
52-Week High	**28.64**	**25.78**	(8.4%)	(6.7%)	(5.0%)	(4.0%)	(3.3%)	(1.5%)	0.2%
1 Month Average	**22.37**	**20.13**	17.2%	19.4%	21.7%	22.9%	23.9%	26.1%	28.3%
3 Month Average	**19.69**	**17.72**	33.2%	35.7%	38.2%	39.6%	40.7%	43.2%	45.8%
6 Month Average	**17.46**	**15.71**	50.2%	53.0%	55.9%	57.4%	58.7%	61.5%	64.4%
Since Tracker Creation	**21.52**	**19.37**	21.9%	24.2%	26.5%	27.7%	28.8%	31.1%	33.4%
Implied Equity Value Received per LEI Share			$ 26.22	$ 26.72	$ 27.21	$ 27.49	$ 27.71	$ 28.20	$ 28.70
Premiums Paid[3]		**Net Asset Value Per LEI Share[3]**							
Current		**$ 26.90**	(2.5%)	(0.7%)	1.2%	2.2%	3.0%	4.9%	6.7%

Source: CapitalIQ, Bloomberg
Note: Market data as of 28-Apr-2009
[1] Holdings shares issued to LEI shareholders based on illustrative exchange ratio applied to LEI shares outstanding (90% of 518.3mm LMDI shares). Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash.
[2] Reflects premium relative to 90% of LMDI equity value.
[3] Reflects premium relative to Net Asset Value per LEI share. LEI NAV is calculated as the sum of Liberty's stake in DTV (548.7mm shares at market), asserted private asset values ($850mm) and the value of the collar less LEI's net debt of $1,912mm. NAV per LEI share is obtained on the basis of 466.5mm LEI shares outstanding (90% of LMDI's 518.3mm shares).

Transaction Analysis 8

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 9 Illustrative Value for Pro Forma Ownership ($ in millions, except per share data) Illustrative Pre-Deal Value Illustrative Post-Deal Value LMDI Share Price $ 23.96 Diluted Shares Outstanding 518.3 Implied LMDI Equity Value $ 12,419 9/10ths of Current LMDI Equity Value Contrib. $ 11,177 Holdings Shares Issued 1 518.3 Pro Forma Shares 1 986.9 LEI Pro Forma Ownership 52.5% Proportionate View 2 52.5% Private Assets $ 446 52.5% Collar 18 52.5% Cash 46 Current DTV Enterprise Value 3 $ 30,039 52.5% of Current DTV Enterprise Value 15,776 Total Asset Value to LEI 16,286 Less: Proportionate Debt 4 (3,608) Equity Value Received $ 12,678 WholeCo View 2 Private Asset Value $ 850 Current DTV Enterprise Value 3 30,039 Less: Net Debt (DTV) (4,871) Less: Net Debt (Liberty Entertainment) (1,912) Collar Asset / (Liability) at Current Market 34 PF Equity Value for DTV $ 24,140 LEI PF % Shareholder Ownership 52.5% Equity Value Received $ 12,678 Implied Accretion to LEI Shareholder Value 5 13.4% Source: Liberty Management, Public Filings Note: Market data as of 28-Apr-2009 1 Holdings Shares include only shares issued in DTV/LEI exchange. Pro Forma shares includes Holdings shares issued in the exchange and 468.6mm publicly DTV shares. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 2 Proportionate and WholeCo views based on $850mm asserted value for Private Assets, per Liberty Management; collar value per Black-Scholes methodology included in Appendix, $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level, and $1,999mm of gross debt contributed by LEI per Liberty Management guidance. Also includes 65% of cash at GSN. 3 DTV enterprise value based on closing price as of 28-Apr-2009 and $4,871mm in net debt per Liberty Management. 4 Proportionate debt includes sum of net debt from DirecTV and gross debt from LEI multiplied by LEI Pro Forma ownership. 5 Accretion to LEI Shareholders based on LEI equity value implied by 9/10ths of current LMDI trading equity value.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Analysis 10 Illustrative Sensitivity Analysis Exchange Ratio and Illustrative Private Asset Value ($ and shares in millions, except per share data) Implied Premium Paid for DTV Shares Exchange Ratio 1.07 x 1.08 x 1.09 x 1.10 x 1.11 x $ 650 0.0% 0.9% 1.7% 2.6% 3.5% 700 (0.4%) 0.5% 1.3% 2.2% 3.1% 750 (0.7%) 0.1% 1.0% 1.8% 2.8% 800 (1.1%) (0.2%) 0.6% 1.5% 2.4% 850 (1.5%) (0.6%) 0.2% 1.1% 2.0% Illust. Value of Private Assets Value Accretion / (Dilution) to LEI Shareholders Exchange Ratio 1.07 x 1.08 x 1.09 x 1.10 x 1.11 x $ 650 9.6% 10.1% 10.6% 11.1% 11.7% 700 10.1% 10.6% 11.1% 11.6% 12.1% 750 10.5% 11.0% 11.5% 12.0% 12.5% 800 11.0% 11.5% 12.0% 12.4% 13.0% 850 11.4% 11.9% 12.4% 12.9% 13.4% Illust. Value of Private Assets Note: PF Ownership based on shares issued to Liberty Entertainment shareholders in transaction. Exchange ratio calculated as the total Holdings shares issued to Liberty Entertainment shareholders in exchange for each LEI share. Accretion to LEI Shareholders based on LEI equity value implied by 9/10ths of current LMDI trading equity value. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Summary Valuation Perspectives 11 II. Summary Valuation Perspectives

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

LEI (Post-Split) Summary Valuation Perspectives

Illustrative Net Asset Value based on Public Market and Illustrative Asserted Values

($ in millions, except per share data)

	Shares (mm)[1]	% Total Ownership[1]	$ / Share	% 52-Wk High	Net Attributed Value (mm)	Implied Value per LEI Share[2]	% of Gross Value
Public Assets							
DirecTV	548.7	54%	$ 24.74	85%	$ 13,575	$ 29.10	94%
Total Public Assets					$ 13,575	$ 29.10	94%
Private Assets							
Total Private Assets Illustrative Asserted Value[3]					$ 850	$ 1.82	6%
Implied Gross Asset Value					$ 14,425	$ 30.92	100%
Less: Net Debt[4]					$ 1,912		
Collar Asset / (Liability) at Current Market[5]					34		
Implied Net Asset Value					$ 12,547		
Diluted Shares Outstanding (90% of LMDI shares)[6]					466		
Total Implied Net Asset Value per LEI Share					$ 26.90		
Current Market Share Price of LMDI					$ 23.96		
9/10ths of LMDI Share Price					21.56		
Implied Discount to LEI NAV					(19.8%)		

Source: Capital IQ, Liberty Management, Public Filings
Note: Market data as of 28-Apr-2009

[1] Ownership percentages based on basic shares outstanding. Share count based on Liberty and DirecTV public filings.
[2] Based on 466mm LEI shares outstanding pro forma for split-off. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash.
[3] Private Asset Illustrative Asserted Value based on negotiated values of Regional Sports Networks (100%) and Game Show Network (65%) per Liberty Management.
[4] Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN.
[5] Collar Asset / Liability value associated with debt underlying the 2008 Liberty purchase of 78.3mm DTV shares. Valued using Black-Scholes methodology (as outlined in Appendix).
[6] LEI shares outstanding based on 518.3mm LMDI shares outstanding, per 24-Apr-2009 Liberty preliminary proxy, and LMDI / LEI split-off exchange whereby 9/10ths of each share of LMDI are exchanged for 9/10ths of a share of LEI. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash.

Summary Valuation Perspectives 12

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Summary Valuation Perspectives 13 Illustrative Analysis at Various Prices for Private Assets Combined: Regional Sports Networks and GSN ($ in millions) Illustrative Enterprise Value 1 $ 600 $ 650 $ 700 $ 750 $ 800 $ 850 $ 900 Less: Debt 0 0 0 0 0 0 0 Plus: Cash 2 58 58 58 58 58 58 58 Implied Equity Value 1 $ 658 $ 708 $ 758 $ 808 $ 858 $ 908 $ 958 EV / Revenue Multiple Metric 3 2009E $ 403 1.5 x 1.6 x 1.7 x 1.9 x 2.0 x 2.1 x 2.2 x 2010E 441 1.4 1.5 1.6 1.7 1.8 1.9 2.0 Divers. Media Cable Networks EV / EBITDA Multiple 4 2009E $ 90 6.7 x 7.2 x 7.8 x 8.4 x 8.9 x 9.5 x 10.0 x 5.8 x 8.7 x 2010E 113 5.3 5.8 6.2 6.7 7.1 7.6 8.0 5.4 7.8 Source: Projections prepared by RSN Management and GSN Management Note: Balance sheet and projection data represents 100% of Regional Sports Networks and 65% of GSN businesses. Diversified Media comparables include CBS, NewsCorp, Time Warner, Viacom and Disney. Cable Networks comparables include Discovery, Scripps Networks, and Liberty Media Interactive 1 Illustrative Enterprise Value and Equity Value represents 100% value of Regional Sports Networks and 65% value of GSN. 2 Cash reflects proportionate cash as of 31-Mar-2009 including 100% cash from Regional Sports Networks and 65% cash from GSN per Management guidance. 3 Metric includes proportionate EBITDA and proportionate Revenue from 100% value of Regional Sports Networks and 65% value of GSN. 4 EBITDA metric includes Regional Sports Networks EBITDA and GSN OIBDA as per Management guidance.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 14 A. DirecTV

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

DirecTV Group Overview

DIRECTV

($ in millions, except per share data)

Business Description

- The Company's principal activities include focusing on digital television entertainment, broadband satellite networks and services, global video and data broadcasting
- DirecTV primarily operates in the following segments:
  - **DIRECTV US**: The largest provider of DTH digital television services and the second largest provider in the multi-channel video programming distribution industry in the United States.
  - **DIRECTV Latin America**: Also known as DTVLA, this segment is composed of a group of companies that primarily includes the partially-owned subsidiary of DIRECTV Latin America and its consolidated local operating companies, and is a leading provider of DTH digital television services throughout Latin America.

Key Financial Metrics[1]

	2006A	2007A	2008A
Total Revenues	$ 14,757	$ 17,246	$ 19,693
Growth Rate	*13.9%*	*16.9%*	*14.2%*
Total EBITDA	$ 3,310	$ 4,212	$ 5,060
Margin	*22.4%*	*24.4%*	*25.7%*
Total EBIT	$ 2,272	$ 2,528	$ 2,737
Margin	*15.4%*	*14.7%*	*13.9%*

2008 Breakdown


Revenue
EBITDA
DirectTV Latin America
12%
DirectTV U.S
88%
DirectTV Latin America
13%
DirectTV U.S
87%

Key Company Data

Current Share Price	$ 24.74
Diluted Shares Outstanding[2]	1,017
Equity Value	$ 25,168
Net Debt[3]	4,871
Adjusted Enterprise Value	$ 30,039

Source: Public Filings, Company website and Liberty Management
Note: Market data as of 28-Apr-2009
[1] Historical financial metrics based on public company filings.
[2] As of 23-Feb-2009 per FY08 10-K.
[3] Net debt reflects $2,005mm in cash, $5,833mm in debt, $977mm in capital leases and $103mm in minority interest per FY08 10-K, and includes a $37mm adjustment for the value of public holdings.

DirecTV 15

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 16 DirecTV – Trading History Since Announcement of NWS / Liberty Deal: 22-Dec-2006 1 ($ per share data) $16 $18 $20 $22 $24 $26 $28 $30 Dec-2006 Jun-2007 Nov-2007 May-2008 Nov-2008 Apr-2009 Daily from 22-Dec-2006 to 28-Apr-2009 Closing Price (USD) 0 10,000 20,000 30,000 40,000 50,000 60,000 Volume (000) Volume DirecTV (DTV) $24.74 Statistic Average 1 Month $ 24.30 3 Month 22.56 6 Month 22.09 1 Year 24.14 2 Year 24.07 Source: Bloomberg 1 Date of announcement of NWS / Liberty deal.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 17 DirecTV Financial Projections Comparison of Management vs. Street Perspective ($ in millions) Management 1 IBES ‘09-‘11 ‘09-‘11 FY2009E FY2010E FY2011E CAGR FY2009E FY2010E FY2011E CAGR Revenue $ 21,582 $ 23,571 $ 25,512 5.7% Revenue $ 21,436 $ 23,297 $ 24,804 5.0% Growth Rate 9.6% 9.2% 8.2 % Growth Rate 8.9% 8.7% 6.5 % OPBDA $ 5,709 $ 6,546 $ 7,460 9.3% EBITDA $ 5,585 $ 6,134 $ 6,651 6.0% OPBDA Margin 26.5% 27.8% 29.2 % EBITDA Margin 26.1% 26.3% 26.8 % D&A 2,640 2,461 2,398 (3.2%) D&A 2,577 2,626 2,794 2.7% Operating Profit $ 3,069 $ 4,085 $ 5,062 18.2% EBIT $ 3,008 $ 3,508 $ 3,857 8.6% Margin 14.2% 17.3% 19.8 % Margin 14.0% 15.1% 15.5 % Net Income $ 1,605 $ 2,267 $ 2,940 22.4% Net Income $ 1,594 $ 1,924 $ 2,186 11.1% Source: Company filings, Liberty Management, IBES 1 Projections by DirecTV Management used per direction of Liberty Management.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 18 DirecTV Research Commentary Selected Wall Street Research Wachovia (30-Mar-2009) We believe DTV will continue to report industry-leading average revenue per unit (ARPU), churn, subscriber gains, revenue, and OPBDA growth throughout 2009 and 2010, due to a loyal customer base, which over-indexes in income, education, and home ownership, and due to an exclusive distribution agreement with AT&T DTV is an outperformer with an inexpensive valuation and we see a likely merger with Liberty Entertainment, as widely speculated in the media, as a potential catalyst Verizon and AT&T are spending a vast amount of money and time on their FTTH and FTTN products, which should pass about 40% of U.S. households once these launches are complete. That leaves 60% of the US open for joint marketing with DTV. We project DTV to add 500,000 gross subscribers as a result of these agreements Deutsche Bank (24-Mar-2009) DirecTV removed a growing overhang on its shares by extending its exclusive NFL Sunday Ticket contract for another 4 years for $4b, through 2014, at terms that should maintain it at breakeven for DTV. DTV is well position at the high-end, taking the most share and growing the fastest among our Pay TV coverage, with an underlevered balance sheet and attractive valuation. Keys remain the positive impact from AT&T marketing kicking in Feb 1st, and strategic outlook as Liberty Entertainment splits-off in May/June (potential to merger with Liberty, opens M&A discussion window with third parties). Macquarie (24-Mar-2009) DTV has a compelling video offering and leadership position in the HD market after years of heavy investment. The argument that DTV is ultimately reliant on a telco partnership to succeed is founded on the basis that the bundle is the only way forward. DTV has national reach and exclusive high-definition programming, which places the platform at a competitive advantage in terms of its video offering. Highspeed data competition among the platforms is intense, making what is broadly speaking an undifferentiated product highly sensitive to price. Essentially, we believe the attraction of the bundle is waning and there are sufficient numbers of consumers willing to pick and choose the best product offering for each service they want delivered. Kaufman Bros. (11-Feb-2009) DirecTV continues to outperform its peers. DirecTV added 300,000 new subs in the quarter in a tough environment with little deterioration in other metrics, which was roughly 50% more than anyone expected. The upside to DirecTV sub growth came from a higher-than-expected 6% increase in gross adds and record low churn of 1.42%. Credit goes to DirecTV’s efforts to position itself as a differentiated pay-TV experience, tight credit policies and high quality sub base, an aggressive pricing strategy, and a direct sales team that hit it out of the park. Stock Ratings Strong Buy (6) 30% Buy (9) 45% Hold (4) 20% Underperform (1) 5% Price Target (16 Analysts) $30.00 $20.00 $39.00 Source: Wall Street Research

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 19 DirecTV Top 20 Shareholder Ownership Over Time 31-Dec-2008 30-Sep-2008 30-Jun-2008 31-Mar-2008 Rank Investor Position % O/S % Change Position % O/S % Change Position % O/S % Change Position % O/S % Change 1 PRIMECAP Management Company 51,208,530 5.0% (0.2)% 51,301,830 4.9% 0.1% 51,260,210 4.6% 2.8% 49,884,710 4.4% 1.5% 2 Southeastern Asset Management, Inc. 32,355,208 3.2 (33.8) 48,869,516 4.7 (2.1) 49,914,782 4.5 (30.8) 72,095,741 6.3 (5.5)% 3 State Street Global Advisors (US) 30,434,361 3.0 3.6 29,372,006 2.8 0.8 29,139,692 2.6 (3.7) 30,262,093 2.6 2.8% 4 Fidelity Management & Research 28,146,874 2.8 4.2 27,013,102 2.6 28.0 21,110,725 1.9 102.0 10,453,029 0.9 534.6% 5 Barclays Global Investors, N.A. 22,736,660 2.2 (23.7) 29,783,865 2.8 (34.4) 45,418,676 4.1 (16.5) 54,420,053 4.7 (8.0)% 6 Vanguard Group, Inc. 18,586,087 1.8 (4.5) 19,467,480 1.9 (10.4) 21,730,018 2.0 1.8 21,342,195 1.9 2.4% 7 Janus Capital Management LLC 16,026,812 1.6 27.3 12,589,421 1.2 (4.6) 13,197,087 1.2 8.3 12,181,502 1.1 132.4% 8 Mackenzie Financial Corporation 12,448,256 1.2 (6.8) 13,359,356 1.3 (2.9) 13,759,623 1.2 (0.1) 13,767,156 1.2 0.2% 9 Thornburg Investment Management, Inc. 12,394,778 1.2 (18.8) 15,266,696 1.5 (6.0) 16,244,491 1.5 (19.0) 20,056,622 1.8 4.7% 10 AllianceBernstein L.P. 10,752,272 1.1 (32.8) 16,004,462 1.5 (0.8) 16,130,286 1.5 1,963.5 781,715 0.1 (4.5)% 11 TIAA-CREF 9,800,118 1.0 36.6 7,176,018 0.7 (11.2) 8,082,431 0.7 7.8 7,496,031 0.7 5.4% 12 Invesco PowerShares Capital Management LLC 9,321,737 0.9 1,194.0 720,361 0.1 (43.6) 1,277,566 0.1 102.4 631,140 0.1 152.3% 13 Wells Capital Management Inc. 8,812,859 0.9 31.5 6,702,003 0.6 (21.8) 8,566,625 0.8 (9.5) 9,468,350 0.8 3416.3% 14 American Century Investment Mgmt. 7,949,845 0.8 20.7 6,585,087 0.6 550.5 1,012,308 0.1 405.2 200,389 0.0 (86.8)% 15 GAMCO Investors, Inc. 7,562,854 0.7 4.6 7,233,334 0.7 0.5 7,199,854 0.6 7.4 6,705,954 0.6 6.4% 16 Cambiar Investors LLC 6,686,033 0.7 45.6 4,591,954 0.4 19.5 3,841,545 0.3 (67.8) 11,920,453 1.0 29.5% 17 Iridian Asset Management LLC 6,647,711 0.7 60.7 4,137,679 0.4 (35.5) 6,409,819 0.6 (31.9) 9,411,699 0.8 (9.7)% 18 RiverSource Investments, LLC 6,300,226 0.6 (8.0) 6,849,464 0.7 0.3 6,828,528 0.6 (4.6) 7,154,631 0.6 109.8% 19 INTECH Investment Management LLC 5,965,843 0.6 3.4 5,772,405 0.5 9.8 5,257,552 0.5 21.2 4,339,352 0.4 (33.4)% 20 Rainier Investment Management, Inc. 5,889,880 0.6 26.4 4,661,610 0.4 139.8 1,944,185 0.2 100.0 0 0.0 0.0 % Top 20 310,026,944 30.5% 317,457,649 30.2% 328,326,003 29.6% 342,572,815 29.9 % Liberty Media Corporation 1 548,720,752 53.9 0.0 548,720,752 52.2 0.0 548,720,752 49.4 16.6 470,420,752 41.1 100.0 Non-Liberty Shareholders 468,572,873 46.1 501,564,000 47.8 561,356,754 50.6 675,421,601 58.9 Total Shares Outstanding 2 1,017,293,625 1,050,284,752 1,110,077,506 1,145,842,353 Source: Thomson Ownership and Public Filings Note: % O/S (percent of shares outstanding owned) calculated based on position size and shares outstanding as of most recent 10-K filing from 31-Dec-2008 1 Liberty Media Corporation shares outstanding at 30-Jun, 30-Sep, and 31-Dec include 78.3mm DTV shares subject to collar. 2 Total shares outstanding based on DirecTV annual and quarterly filings corresponding to the indicated periods.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 20 DirecTV Shares Traded at Various Prices ($ per share) 3 Months 6 Months 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 160,000 180,000 200,000 19.01 to 20.30 20.31 21.61 22.9 24.20 to 25.50 Daily from 28-Jan-2009 to 28-Apr-2009 Volume (000) Weighted Average Price: 22.37 USD Total Shares Traded as Percent of Shares Outstanding: 65.77% 0 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 450,000 500,000 18.09 to 19.56 19.57 21.05 22.54 24.02 to 25.50 Daily from 28-Oct-2008 to 28-Apr-2009 Volume (000) Weighted Average Price: 21.95 USD Total Shares Traded as Percent of Shares Outstanding: 132.59% Since LMDIA Split Announcement (9-Sep-2008) Since NWS/DTV Spin Announcement (22-Dec-2006) 0 100,000 200,000 300,000 400,000 500,000 600,000 700,000 17.95 to 19.87 19.88 21.81 23.73 25.66 to 27.59 Daily from 09-Sep-2008 to 28-Apr-2009 Volume (000) Weighted Average Price: 22.31 USD Total Shares Traded as Percent of Shares Outstanding: 181.09% 0 200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 1,800,000 17.95 to 20.08 20.09 22.24 24.38 26.53 to 28.67 Daily from 22-Dec-2006 to 28-Apr-2009 Volume (000) Weighted Average Price: 23.83 USD Total Shares Traded as Percent of Shares Outstanding: 472.52% Source: Bloomberg as of 17-Apr-2009

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 21 Selected Public Trading Comparables Cable and Satellite Operators ($ in millions, except per share data) Closing % of 52 Equity Adjusted U.S. Cable Price Week Market Enterprise Enterprise Company 28-Apr-2009 High Cap (1) Value (2) Value (3) 2009 2010 2009 2010 The DIRECTV Group - IBES (4) $ 24.74 86% $ 25,168 $ 30,039 $ 26,039 6.5% 5.4 x 5.0 x $ 1,414 $ 1,391 The DIRECTV Group - Management 14.7 5.3 4.6 1,414 1,374 Cable - Large Cap Cablevision $ 15.73 48% $ 4,866 $ 16,569 $ 12,393 2.4% 7.0 x 6.8 x $ 4,046 $ 4,168 Comcast 14.19 62 40,362 71,747 68,439 3.0 5.4 5.2 2,915 3,044 Time Warner Cable (5) 27.25 92 10,410 33,825 33,825 2.8 5.4 5.2 2,563 2,534 Mean 68% $ 18,546 $ 40,713 $ 38,219 2.7% 5.9 x 5.7 x $ 3,175 $ 3,249 Median 62 10,410 33,825 33,825 2.8 5.4 5.2 2,915 3,044 Cable - Mid Cap Mediacom Comm (6) $ 4.75 57% $ 193 $ 3,418 $ 3,418 6.8% 6.7 x 6.3 x $ 2,592 $ 2,673 RCN Corporation (7) 3.97 29 148 827 489 NA 4.1 NA 1,151 NA Mean 43% $ 171 $ 2,123 $ 1,954 6.8% 5.4 x 6.3 x $ 1,871 $ 2,673 Median 43 171 2,123 1,954 6.8 5.4 6.3 1,871 2,673 Satellite DISH Network (8) $ 12.82 36% $ 5,777 $ 10,226 $ 10,226 (1.7)% 3.5 x 3.5 x $ 776 $ 808 Sirius XM Radio (9) 0.39 14 3,413 6,386 6,386 71.5 31.8 18.5 319 304 Mean 25% $ 4,595 $ 8,306 $ 8,306 34.9% 17.6 x 11.0 x $ 548 $ 556 Median 25 4,595 8,306 8,306 34.9 17.6 11.0 548 556 (1) Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding. (2) (3) (4) (5) (6) Mediacomm adjusted for PV of NOLs which are ascribed PV of $152mm as minimal EBT is projected through 2010. Pro forma of new subsidiary created including $110mm in cash for 28.3mm shares Class A common stock. (7) RCN cable Enterprise Value net of $315mm in non core CLEC assets according to WS Research estimates. (8) DISH pro forma for spin of Echostar technology assets. (9) PF for Sirius XM merger. ‘09-‘10 U.S. Cable EBITDA Growth Adjusted Enterprise Value defined as Levered Market Cap less non-consolidated, non-core public and private investments of the company including present value of NOLs, as estimated by Wall Street Research. Value of public companies taken as of 28-Apr-2009. Assumes book value of debt. Value of private investments per Wall Street research. U.S. Cable adjusted enterprise value defined as Levered Market Cap less non-cable, non-consolidated, non-core public and private investments of the company including NOLs, as estimated by Wall Street Research. Value of public companies taken as of 28-Apr-2009. Assumes book value of debt. Value of private investments per Wall Street research. For purposes of calculating U.S. Cable EV, DTV Latin American assets, valued at $4.0bn as directed by Liberty Management, and public holdings, valued at $37mm per public filings, considered non-core. TWC net debt and equity value adjusted for levered spin off of TWC. EBITDA Subscribers Adjusted EV Adjusted Cable EV Multiples (2) Multiples (2)

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Illustrative Analysis at Various Prices

DirecTV

($ in millions, except per share data)

	Metric				Current				Current DISH	Current Cable Median[3]
Illustrative DTV Share Price		$ 21.00	$ 22.00	$ 23.00	$ 24.74	$ 25.00	$ 26.00	$ 27.00		
Implied Premium / (Discount) to Current		(15.1)%	(11.1)%	(7.0)%	0.0%	1.1%	5.1%	9.1%		
Implied Equity Value		$ 21,363	$ 22,380	$ 23,398	$ 25,168	$ 25,432	$ 26,450	$ 27,467		
Net Debt[1]		$ 4,871	$ 4,871	$ 4,871	$ 4,871	$ 4,871	$ 4,871	$ 4,871		
Implied Adjusted Enterprise Value		$ 26,234	$ 27,251	$ 28,269	$ 30,039	$ 30,303	$ 31,321	$ 32,338		
Illustrative Value of Non-U.S. Video Assets[2]		4,000	4,000	4,000	4,000	4,000	4,000	4,000		
Implied U.S. Cable Enterprise Value		22,234	23,251	24,269	26,039	26,303	27,321	28,338		
EV / DTV WholeCo EBITDA Multiples										
2009E	$ 5,709	4.6 x	4.8 x	5.0 x	5.3 x	5.3 x	5.5 x	5.7 x	3.5 x	5.4 x
2010E	6,546	4.0	4.2	4.3	4.6	4.6	4.8	4.9	3.5	5.2
EV / U.S. Cable Subscriber Multiples										
2009E	18,421	$ 1,207	$ 1,262	$ 1,317	$ 1,414	$ 1,428	$ 1,483	$ 1,538	$ 776	$ 2,915
2010E	18,957	1,173	1,227	1,280	1,374	1,388	1,441	1,495	808	3,044
P/E Multiples[4]										
2009E	$ 1.64	12.8 x	13.4 x	14.0 x	15.1 x	15.2 x	15.9 x	16.5 x	6.0 x	14.3 x
2010E	2.42	8.7	9.1	9.5	10.2	10.3	10.7	11.2	6.0	11.9
Stock Price Close Premia										
52-Week High	$ 29.10	(27.8)%	(24.4)%	(21.0)%	(15.0)%	(14.1)%	(10.7)%	(7.2)%		
52-Week Low	11.25	86.7%	95.6%	104.4%	119.9%	122.2%	131.1%	140.0%		

Source: Projections by DirecTV Management used per direction of Liberty Management. Balance sheet data based on DirecTV 2008 10-K filing.
Note: Market data as of 28-Apr-2009.
[1] Net Debt includes the sum of $6,810mm of gross debt and Minority interest of $103mm less total cash of $2,005mm and adjusted for Public Holdings of $37mm as per DirecTV 2008 10-K filing.
[2] Non-US Video Assets include Latin American Video assets and unconsolidated / non-core assets. $4.0bn value of DTVLA is as directed by Liberty Management.
[3] Includes large cap cable companies: Cablevision, Comcast and Time Warner Cable.
[4] P/E Multiples for DirecTV based on basic EPS per projections by DirecTV Management used per direction of Liberty Management.

DirecTV 22

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 23 Illustrative Present Value of Future Stock Price Analysis DirecTV ($ in millions, except per share data) PV of Future Share Price at Various Multiples of One-Year Forward EBITDA 1 $ 24.74 $ 17.41 $ 16.44 $ 23.76 $ 22.51 $ 30.11 $ 28.59 $ 36.46 $ 34.67 $ 42.82 $ 40.74 $15.00 $25.00 $35.00 $45.00 Current 2010E 2011E 3.5 x 4.5 x 5.5 x 6.5 x 7.5 x Current PV of FSP (2010E EBITDA) PV of FSP (2011E EBITDA) WACC 8.0% 8.5% 9.0% 9.5% 10.0% 3.5 x $ 16.57 $ 16.50 $ 16.44 $ 16.37 $ 16.31 4.5 x 22.68 22.60 22.51 22.43 22.35 5.5 x 28.80 28.69 28.59 28.49 28.39 6.5 x 34.91 34.79 34.67 34.55 34.43 7.5 x 41.02 40.88 40.74 40.60 40.46 One Year Fwd EBITDA Multiple WACC 8.0% 8.5% 9.0% 9.5% 10.0% 3.5 x $ 17.75 $ 17.58 $ 17.41 $ 17.24 $ 17.07 4.5 x 24.20 23.98 23.76 23.54 23.33 5.5 x 30.65 30.38 30.11 29.85 29.58 6.5 x 37.10 36.78 36.46 36.15 35.84 7.5 x 43.55 43.18 42.82 42.45 42.10 One Year Fwd EBITDA Multiple Source: Projections by DirecTV Management used per direction of Liberty Management. Note: Unless where otherwise noted, WholeCo WACC assumed to be 9%. Present value of future stock price determined by discounting future enterprise value, based on forward WholeCo EBITDA multiple, to 30-Apr-2009, subtracting current net debt of $4.9bn, and dividing by current shares outstanding of 1,017. Assumes calculation is done at 31-Dec of the preceding year. Illustrative forward WholeCo EBITDA multiples of 3.5x – 7.5x informed by current trading multiples of comparable companies such as Dish Network, Time Warner Cable, Comcast and Cablevision. Range of WACC from 8% to 10% informed by WACC calculation for DTV enclosed in Appendix. 2010E and 2011E EBITDA values of $6,546mm and $7,460mm based on projections by DirecTV Management used per direction of Liberty Management. 1 Assumes 9% illustrative WACC

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES DirecTV 24 Illustrative Discounted Cash Flow Analysis DirecTV ($ in millions, except per share data) Illustrative Cash Flow Profile Illustrative Price Sensitivity to Growth and WACC FY2009E FY2010E FY2011E Revenue $ 21,582 $ 23,571 $ 25,512 Base Growth 9.6% 9.2% 8.2 % EBITDA $ 5,709 $ 6,546 $ 7,460 EBITDA Margin 26.5% 27.8% 29.2% EBIT $ 3,069 $ 4,085 $ 5,062 EBIT Margin 14.2% 17.3% 19.8% (-) Taxes 1,089 1,393 1,731 (+) Depreciation 2,640 2,461 2,398 (-) Capital Expenditures 2,081 2,268 2,375 (+) Change in OWC (107) (55) (85) Unlevered Free Cash Flow $ 2,432 $ 2,830 $ 3,269 Y-o-Y Growth 16.4% 15.5% Terminal Growth Rate 0.5% 1.0% 1.5% 2.0% 2.5% 10.0% $ 29.31 $ 30.98 $ 32.85 $ 34.95 $ 37.33 9.5% 31.17 33.04 35.15 37.55 40.28 9.0% 33.24 35.36 37.77 40.52 43.69 8.5% 35.57 37.99 40.75 43.94 47.66 8.0% 38.22 40.99 44.20 47.94 52.36 WACC Illustrative Operating Sensitivity Implied Terminal Trailing EBITDA Multiple 1 Incremental Change in Annual Sales Growth (2%) (1%) 0% 1% 2% (2%) $ 31.31 $ 32.31 $ 33.33 $ 34.38 $ 35.44 (1%) 33.41 34.47 35.55 36.65 37.77 0% 35.51 36.63 37.77 38.93 40.11 1% 37.61 38.79 39.98 41.20 42.44 2% 39.72 40.95 42.20 43.48 44.77 Incremental Change in Operating Margin Terminal Growth Rate 0.5% 1.0% 1.5% 2.0% 2.5% 10.0% 4.6 x 4.9 x 5.2 x 5.5 x 5.9 x 9.5% 4.9 5.2 5.5 5.9 6.4 9.0% 5.1 5.5 5.9 6.3 6.9 8.5% 5.5 5.9 6.3 6.8 7.4 8.0% 5.8 6.3 6.8 7.4 8.1 WACC Source: Projections by DirecTV Management used per direction of Liberty Management. Share data as of 31-Dec-2008 per DirecTV 10-K filing. Note: Unless otherwise noted, assumes 1.5% Perpetuity Growth Rate and 9% WACC. Range of WACC from 8%-10% informed by WACC calculation for DTV enclosed in Appendix. Assumes value of future cash flows is discounted to 30-Apr-2009. Present value excludes 2009E cash flows earned prior to 30-Apr-2009 on a pro-rata basis. Unlevered free cash flow excludes option issuance and share repurchases. Projected taxes calculated by applying Tax Rate projections to projected EBIT. 1 Implied Terminal trailing EBITDA Multiple calculated as undiscounted terminal value based on FY2011E free cash flow grown at a perpetuity growth rate of 1.5%, divided by FY2011E EBITDA.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Regional Sports Networks 25 B. Regional Sports Networks

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Regional Sports Networks 26 Fox Regional Sports Networks (RSNs) Fox Sports Net: Northwest, Pittsburgh, Rocky Mountain Overview Regional Sports Networks (“RSNs”) were acquired as part of the exchange transaction with News Corp. in Feb-2008 Each RSN operates a regional video programming network devoted to local professional sports teams and college sporting events — In addition to local programming, RSNs receive national programming through 2011 due to their affiliation with Fox Sports Net (News Corp. subsidiary) 8.2mm subscribers reached in FY08 — FSN Northwest = 3.3mm — FSN Pittsburgh = 2.3mm — FSN Rocky Mountain = 2.6mm FY2009E Management Estimates Revenue EBITDA FSN Pittsburgh 28% FSN Rocky Mountain 32% FSN Northwest 40% FY2009E Total Revenues = $247mm FSN Pittsburgh 30% FSN Rocky Mountain 45% FSN Northwest 25% FY2009E Total EBITDA = $46mm Source: Public Filings, projections prepared by RSN Management and used per direction from Liberty Management

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Regional Sports Networks 27 Management Financial Projections Regional Sports Networks ($ in millions) FY2008A FY2009E FY2010E FY2011E FY2012E FY2013E FSN Northwest 98.6 107.7 114.6 121.5 FSN Rocky Mountain 77.7 84.5 90.6 96.4 FSN Pittsburgh 70.2 77.1 81.8 87.0 Revenue $ 244.5 $ 246.6 $ 269.3 $ 286.9 $ 305.0 $ 324.6 Revenue Growth Rate 17.7% 0.8% 9.2% 6.5% 6.3% 6.4 % FSN Northwest 11.5 16.0 16.3 19.0 FSN Rocky Mountain 20.5 26.1 25.1 29.0 FSN Pittsburgh 13.9 18.8 22.0 24.9 EBITDA $ 47.2 $ 45.8 $ 60.8 $ 63.4 $ 72.8 $ 73.0 Total EBITDA Margin 19.3% 18.6% 22.6% 22.1% 23.9% 22.5 % Depreciation 0.9 0.9 1.0 1.0 1.1 1.2 EBIT $ 46.3 $ 44.9 $ 59.8 $ 62.4 $ 71.7 $ 71.8 EBIT Margin 19.0% 18.2% 22.2% 21.7% 23.5% 22.1 % Source: Projections prepared by RSN Management and used per direction from Liberty Management

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Regional Sports Networks 28 Illustrative Analysis at Various Prices Regional Sports Networks ($ in millions) Illustrative Enterprise Value $ 350 $ 400 $ 450 $ 500 $ 550 $ 600 $ 650 Less: Debt 0 0 0 0 0 0 0 Plus: Cash 1 45 45 45 45 45 45 45 Implied Equity Value $ 395 $ 445 $ 495 $ 545 $ 595 $ 645 $ 695 EV / Revenue Multiple Metric 2008A $ 245 1.4 x 1.6 x 1.8 x 2.0 x 2.2 x 2.5 x 2.7 x 2009E 247 1.4 1.6 1.8 2.0 2.2 2.4 2.6 2010E 269 1.3 1.5 1.7 1.9 2.0 2.2 2.4 Divers. Media Cable Networks EV / EBITDA Multiple 2008A $ 47 7.4 x 8.5 x 9.5 x 10.6 x 11.7 x 12.7 x 13.8 x 5.0 x 8.5 x 2009E 46 7.6 8.7 9.8 10.9 12.0 13.1 14.2 5.8 8.7 2010E 61 5.8 6.6 7.4 8.2 9.0 9.9 10.7 5.4 7.8 Source: Projections prepared by RSN Management and used per direction from Liberty Management Note: RSNs include Fox Sports Net Northwest, Fox Sports Net Pittsburgh, and Fox Sports Net Rocky Mountain. Diversified Media comparables include CBS, NewsCorp, Time Warner, Viacom and Disney. Cable Networks comparables include Discovery, Scripps Networks, and Liberty Media Interactive 1 Total cash as of 31-Mar-2009 per Liberty Management guidance.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Regional Sports Networks 29 Illustrative Discounted Cash Flow Analysis Regional Sports Networks ($ in millions) Illustrative Cash Flow Profile Illustrative EV Sensitivity to Growth and WACC FY2009E FY2010E FY2011E FY2012E FY2013E Revenue $ 247 $ 269 $ 287 $ 305 $ 325 Revenue Growth Rate 0.8% 9.2% 6.5% 6.3% 6.4 % EBITDA $ 46 $ 61 $ 63 $ 73 $ 73 Total EBITDA Margin 18.6% 22.6% 22.1% 23.9% 22.5 % EBIT $ 45 $ 60 $ 62 $ 72 $ 72 EBIT Margin 18.2% 22.2% 21.7% 23.5% 22.1% (-) Taxes 17 23 24 27 27 (+) Depreciation 1 1 1 1 1 (-) Capital Expenditures 5 1 1 1 1 (-) Increase in OWC 0 5 4 4 5 (-) Signing Bonus Payments 10 10 10 (+) Non-Cash Amortization 9 9 10 10 10 Unlevered Free Cash Flow $ 23 $ 31 $ 34 $ 50 $ 50 Y-o-Y Growth 37.3% 10.5% 45.7% (0.6%) Terminal Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 12.5% $ 433 $ 447 $ 464 $ 482 $ 503 12.0% 455 472 490 511 535 11.5% 480 499 520 544 571 11.0% 507 529 553 581 612 10.5% 538 563 591 623 660 WACC Illustrative EV Operating Sensitivity Implied Terminal Trailing EBITDA Multiple 1 Incremental Change in Annual Sales Growth (2%) (1%) 0% 1% 2% (2%) $ 499 $ 503 $ 507 $ 511 $ 515 (1%) 505 509 513 518 522 0% 512 516 520 524 529 1% 518 522 526 531 536 2% 524 528 533 538 542 Incremental Change in Operating Margin Terminal Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 12.5% 6.7 x 7.0 x 7.4 x 7.8 x 8.3 x 12.0% 7.0 7.4 7.8 8.3 8.8 11.5% 7.4 7.8 8.3 8.8 9.4 11.0% 7.8 8.3 8.8 9.4 10.0 10.5% 8.3 8.8 9.4 10.0 10.8 WACC Source: Projections prepared by RSN Management and used per direction from Liberty Management Note: Unless otherwise noted, assumes 3% Perpetuity Growth Rate, per RSN management guidance, and 11.5% WACC. Range of WACC from 10.5% - 12.5% informed by WACC calculation for RSNs enclosed in Appendix. Assumes value of future cash flows is discounted to 30-Apr-2009. Present value excludes 2009E cash flows earned prior to 30-Apr-2009. 1 Implied Terminal Trailing EBITDA Multiple calculated as undiscounted terminal value based on terminal year free cash flow grown at a perpetuity growth rate of 3%, divided by FY2013E EBITDA.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Game Show Network 30 C. Game Show Network

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Game Show Network 31 Game Show Network Game Show Network Overview GSN is a basic cable network, with 68mm subscribers in FY08, dedicated to game-related programming. It also operates online casual games — GSN generates revenue via the following sources - Delivery of programming to subscribers under long term affiliation agreements with cable systems - Ad revenue on GSN.com — Games division offers a range of free and tournament games through its own websites and through distribution partners In 2009, Liberty increased its ownership in GSN to 65% (from 50%) in a deal with Sony Sample Programming Source: Liberty Media and GSN websites and Liberty Media public filings

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Game Show Network 32 Management Financial Projections GSN ($ in millions) FY2008A FY2009E FY2010E FY2011E Revenue $ 200.7 $ 240.0 $ 264.3 $ 301.3 Growth Rate 19.6% 10.1% 14.0 % OIBDA $ 55.3 $ 67.5 $ 79.7 $ 100.0 OIBDA Margin 27.6% 28.1% 30.1% 33.2 % D&A 1.0 1.0 1.0 Operating Income $ 66.5 $ 78.7 $ 99.0 Operating Profit Margin 27.7% 29.8% 32.9 % Source: Projections prepared by GSN Management and used per direction from Liberty Management

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Game Show Network 33 Analysis at Various Prices GSN ($ in millions) Implied Enterprise Value $ 375 $ 400 $ 425 $ 450 $ 475 $ 500 $ 525 Less: Debt 0 0 0 0 0 0 0 Plus: Cash 1 20 20 20 20 20 20 20 Implied Equity Value $ 395 $ 420 $ 445 $ 470 $ 495 $ 520 $ 545 EV / Revenue Multiple Metric 2009E $ 240 1.6 x 1.7 x 1.8 x 1.9 x 2.0 x 2.1 x 2.2 x 2010E 264 1.4 1.5 1.6 1.7 1.8 1.9 2.0 Divers. Media Cable Networks EV / OIBDA Multiple 2009E $ 68 5.6 x 5.9 x 6.3 x 6.7 x 7.0 x 7.4 x 7.8 x 5.8 x 8.7 x 2010E 80 4.7 5.0 5.3 5.6 6.0 6.3 6.6 5.4 x 7.8 x Implied Value of 65% Enterprise Value of GSN $ 244 $ 260 $ 276 $ 293 $ 309 $ 325 $ 341 Source: Projections prepared by GSN Management and used per direction from Liberty Management Note: Diversified Media comparables include CBS, News Corp, Time Warner, Viacom and Disney. Cable Networks comparables include Discovery, Scripps Networks, and Liberty Media Interactive. 1 Total cash as of 31-Mar-2009 per Liberty Management guidance.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Selected Cable Programming Transactions

($ in millions, except per subscriber data)

Date	Acquiror/Target	Percent Sold	Impl. Value ($mm)	FTE Subs (mm)	LTM EBITDA Multiple	Value/ Subscriber
02/2009	Lionsgate / TV Guide	100.0%	$255	83	NA	$3.07
05/2008	NBC, Blackstone, Bain / The Weather Channel	100.0%	$3,500	96	11.5 x	$36.46
05/2008	Rainbow Media / Sundance Channel	100.0%	496	28	18.9 x	$17.71
12/2007	Macrovision / TV Guide & TVG	100.0%	520	112	8.0 x	$4.66
10/2007	NBC Universal / Oxygen	100.0%	875	74	NA	$11.82
05/2007	Cox Communications / Travel Channel	100.0%	550	78	16.7 x	$7.05
12/2006	Liberty Media / Regional Sports Networks	100.0%	552	8	17.8 x	$71.13
11/2006	Comcast / E! Entertainment Television	39.5%	3,114	91	17.0 x	$34.14
05/2006	Time Warner / Court TV (buyout of Liberty's 50% Stake)	50.0%	1,470	89	16.3 x	$16.59
06/2003	Cablevision / MGM (Rainbow Stakes - AMC, IFC & WE)	20.0%	2,500	143	16.3 x	$17.45
04/2003	Viacom / Comedy Central	50.0%	2,450	82	32.3 x	$29.95
11/2002	NBC / Bravo	100.0%	1,250	67	22.0 x	$18.74
07/2001	Walt Disney / Fox Family Worldwide	100.0%	5,200	116	26.5 x	$45.02
02/2001	MGM/Rainbow Media's Cable Network Partnerships	20.0%	4,125	149	33.9 x	$27.67
11/2000	Viacom / BET Holdings	100.0%	3,077	72	31.8 x	$42.85
03/1998	Robert Johnson & Liberty Media / BET Holdings	37.0%	1,131	53	16.1 x	$21.39
Mean					20.4 x	$ 25.36
Median					17.4 x	$ 20.06

Source: Kagan Research, Wall Street research, Cable Program Investor and public filings

Game Show Network 34

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Overview 35 Appendix A: Transaction Overview

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Overview of LEI Split-Off and Merger with DirecTV

Step One: The Split-Off

Liberty Media redeems a portion of its LMDI Common Stock in exchange for the outstanding shares of LEI Common Stock


Public LMDI Shareholders
Malone et al.
Newly Issued LEI Common Stock
Liberty Entertainment, Inc. ("LEI"): GSN, RSNs, DirecTV Shares
Exchange:
For every share of LMDIA held, shareholders receive 0.9 shares of LEI A Common Stock and retain 0.1 share of LMDIA. For every share of LMDIB held, shareholders receive 0.9 shares of LEI B Common Stock and retain 0.1 share of LMDIB
LMDI Shareholders continue to retain ownership of LMDI Tracking Stock
LMDI Tracking Stock
Starz Entertainment
WildBlue Communications
PicksPal

Source: Liberty Management (per Reorganization Agreement)

Transaction Overview 36

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Overview 37 Overview of LEI Split-Off and Merger with DirecTV Step Two: Merger Structure DirecTV Group, Inc. creates subsidiary holding companies “Holdings”, “Merger Sub One” and “Merger Sub Two” DirecTV Group, Inc. Shareholders DirecTV Group, Inc. Common Stock DirecTV Group, Inc. Holdings Merger Sub One Merger Sub Two Sole Shareholder Sole Shareholder Source: Liberty Management (per Merger Agreement)

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Overview 38 Overview of LEI Split-Off and Merger with DirecTV Step Three: DTV / Holdings Merger DirecTV Group, Inc. merges into Merger Sub One, with DirecTV Group, Inc. continuing as the surviving corporation and a subsidiary of Holdings. Each share of DTV common stock is converted into [1] share of Holdings Class A common stock DirecTV Group, Inc. Shareholders DirecTV Group, Inc. Holdings Merger Sub One Merger Sub Two Sole Shareholder Merger Former DirecTV Group, Inc. Shareholders Holdings DirecTV Group, Inc. Merger Sub Two Sole Shareholder Exchange: DirecTV Group, Inc. shareholders receive [1] share of Holdings Class A Common Stock for each share of DTV common stock held Source: Liberty Management (per Merger Agreement)

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Overview 39 Overview of LEI Split-Off and Merger with DirecTV Step Four: LEI / Holdings Merger Merger Sub Two merges with LEI, with LEI continuing as the surviving corporation as a subsidiary of Holdings. Each share of LEI Class A and Class B common stock is converted into shares of Holdings Class A common stock with 1 vote per share, and Class B common stock with 15 votes per share, respectively, based on the Splitco Exchange Ratio of approximately 1.11 shares, subject to adjustment Former DirecTV Group, Inc. Shareholders Holdings DirecTV Group, Inc. LEI Holdings Class A and Class B Common Stock Former LEI Shareholders Sole Shareholder Source: Liberty Management (per Merger Agreement) Holdings Common Stock LEI Shareholders Former DirecTV Group, Inc. Shareholders LEI Common Stock Merger Sub Two Merger Exchange: Each share of LEI Series A common stock and LEI Series B common stock will be converted into shares of Holdings Class A Common Stock with 1 vote per share, and Holdings Class B Common Stock with 15 votes per share, respectively, based on the Spiltco Exchange Ratio of approximately 1.11 shares, subject to adjustment Holdings DirecTV Group, Inc. LEI

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Transaction Overview 40 Overview of LEI Split-Off and Merger Economic Implications and Voting Requirements Economics Voting Split-Off 0.9 of each share of Series A Liberty Entertainment common stock (LMDIA) will be redeemed for 0.9 of a share of LEI Series A common stock with 1 vote per share 0.9 of each share of Series B Liberty Entertainment common stock (LMDIB) will be redeemed for 0.9 of a share of LEI Series B common stock with 10 votes per share Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash The Split-Off is conditioned upon the approval of a majority of the aggregate voting power of both Series A and Series B shares of Liberty Entertainment common stock (LMDI) present and voting together at the Liberty stockholder meeting. Holders of Series A Liberty Entertainment common stock have one vote per share. Holders of Series B Liberty Entertainment common stock have ten votes per share Note that the proposed side agreement with Dr. and Mrs. Malone (i.e., the Malone Agreement) currently provides that the Malones will vote their shares in favor of the Split-Off and appoints DirecTV as their proxy for such vote The Merger Each share of LEI Class A and Class B common stock is converted into shares of Holdings Class A common stock with 1 vote per share, and Class B common stock with 15 votes per share, respectively, based on the Splitco Exchange Ratio of approximately 1.11 shares, subject to adjustment Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash As a condition precedent of the Merger, holders of a majority of the aggregate voting power of Liberty Entertainment common stock (LMDI) must have approved (i) the Split-Off; and holders of a majority of the aggregate voting power of Liberty Entertainment common stock (LMDI), other than the Malones, his affiliates and directors/officers of Liberty, must have approved (i) the Split-Off, (ii) the Malone Agreement and (iii) the Merger Agreement at the Liberty stockholder meeting As a condition precedent of the Merger, holders of a majority of the outstanding shares of DirecTV common stock (other than the Malones, his affiliates, Liberty, and directors/officers of Liberty) must have approved the Merger Agreement Source: Liberty Management, Merger Agreement

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 41 Appendix B: Supplemental Materials

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 42 Selected Public Trading Comparables Diversified Media and Cable Networks ($ in millions, except per share data) Closing % of 52 Equity 2009 - 2011 Calendarized 5-Year Price Week Market Enterprise EV / EBITDA EBITDA P/E Multiples (2) EPS Company 28-Apr-2009 High Cap (1) Value (1) LTM 2009 2010 CAGR 2009 2010 CAGR (2) Diversified Media CBS Corporation $ 6.00 24% $ 4,075 $ 10,652 3.9 x 5.6 x 5.2 x 8.8% 7.5 x 6.3 x 1.0 % News Corp. 8.40 42 15,000 25,504 4.7 5.2 4.8 6.4 11.4 9.5 2.0 Time Warner Inc. (3) 21.77 59 26,097 39,463 5.5 6.0 5.8 4.9 11.8 12.6 10.5 Viacom, Inc. 20.26 51 12,286 19,534 5.8 6.5 6.1 6.1 10.1 8.7 7.1 Walt Disney Co. 19.51 56 31,111 43,215 5.0 5.8 5.4 7.0 11.4 10.1 9.2 Mean 46% $ 17,714 $ 27,673 5.0 x 5.8 x 5.5 x 6.6% 10.4 x 9.4 x 6.0 % Median 51 15,000 25,504 5.0 5.8 5.4 6.4 11.4 9.5 7.1 Cable Networks Discovery Communications, Inc. $ 18.23 76 7,680 11,371 9.1 8.9 7.9 9.4 15.6 12.9 14.0 Scripps Networks Interactive, Inc. (4) 26.02 61 4,268 5,220 7.8 8.7 7.8 11.7 17.0 15.0 8.2 Liberty Media Interactive (5) 4.63 27 842 7,295 NA 5.4 5.0 5.6 11.0 9.1 6.5 Mean 54% $ 4,263 $ 7,962 8.5 x 7.7 x 6.9 x 8.9% 14.5 x 12.3 x 9.6 % Median 61 4,268 7,295 8.5 8.7 7.8 9.4 15.6 12.9 8.2 (1) Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding. (2) Sources: LTM numbers are based on latest publicly available financial statements. Projected revenues, EBITDA, EBIT, and EPS are based on IBES median estimates and/or other Wall Street research. All research estimates have been calendarize (3) All market and operational data pro forma for TWC spin / split; assumes 100% spin (4) Applies Goldman Sachs Equity Research estimated fair value of Minority Interest stake rather than book value to derive Enterprise Value. (5) Balance Sheet pro forma for pending acquisition of Celebrate Express for $31.1mm. No adjustments have been made for Sirius XM transaction.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

Liberty Entertainment (LMDIA) – Trading History

Since LMDIA Tracker Creation (04-Mar-2008)

($ per share)


$30.00
$20.00
$10.00
Closing Price (USD)
Mar-2008
May-2008
Aug-2008
Nov-2008
Feb-2009
Apr-2009
Daily from 04-Mar-2008 to 28-Apr-2009
Liberty Entertainment (LMDIA)
Sept 3: Liberty Media announces plans to split-off Liberty Entertainment
Apr 3: Liberty announces the purchase of 78.3 million DTV common shares in a private transaction increasing Liberty's ownership to approximately 48% (at the time)
Nov 3: Liberty announces deferral of its split-off plans and announces a shift of bonds and cash from Liberty Entertainment to another of its tracking stocks, Liberty Interactive
Dec 12: Liberty Media announces plan to split-off a majority of Liberty Entertainment, which will be composed of 52% of DTV, 50% of GSN, 100% of FUN & 100% of RSNs (at time of announcement), with expected completion in Q2 2009
$23.96
Statistic
Value
1 Month
$ 22.37
3 Months
19.69
6 Months
17.46
Since Tracker Creation (04-Mar-2008)
21.52

Source: Bloomberg, Factiva, Company press releases

Supplemental Materials 43

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 44 Indexed Price Chart Since LMDIA Tracker Creation 20% 40% 60% 80% 100% 120% 140% Mar-2008 May-2008 Jun-2008 Aug-2008 Oct-2008 Dec-2008 Feb-2009 Apr-2009 Daily from 04-Mar-2008 to 28-Apr-2009 Indexed Price LMDIA DTV Cable Networks (1) Cable Operators (2) Diversified Media (3) (4.2%) (5.3%) (37.0%) (32.7%) (52.1%) Source: Bloomberg 1 Cable Networks composite includes DISCA, LINTA and SNI. 2 Cable Operators composite includes CMCSA and CVC. 3 Diversified Media composite includes CBS, VIAB, TWX, DIS and NWS.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 45 Liberty Entertainment (LMDIA) Shares Traded at Various Prices ($ per share) 3 Months 6 Months 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 16.75 to 18.23 18.24 19.73 21.23 22.72 to 24.21 Daily from 28-Jan-2009 to 28-Apr-2009 Volume (000) Weighted Average Price: 19.83 USD Total Shares Traded as Percent of Shares Outstanding: 37.77% 0 50,000 100,000 150,000 200,000 250,000 10.23 to 13.02 13.03 15.82 18.62 21.41 to 24.21 Daily from 28-Oct-2008 to 28-Apr-2009 Volume (000) Weighted Average Price: 17.02 USD Total Shares Traded as Percent of Shares Outstanding: 85.03% Since LMDIA Split Announcement (09-Sep-2008) Since Creation of LMDIA Tracker (04-Mar-2008) 0 50,000 100,000 150,000 200,000 250,000 10.23 to 13.61 13.62 17.02 20.41 23.81 to 27.20 Daily from 09-Sep-2008 to 28-Apr-2009 Volume (000) Weighted Average Price: 17.80 USD Total Shares Traded as Percent of Shares Outstanding: 103.41% 0 50,000 100,000 150,000 200,000 250,000 300,000 10.23 to 13.79 13.8 17.37 20.93 24.50 to 28.07 Daily from 04-Mar-2008 to 28-Apr-2009 Volume (000) Weighted Average Price: 20.74 USD Total Shares Traded as Percent of Shares Outstanding: 172.75% Source: Bloomberg

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 46 Illustrative Value Implications Sensitivity to DTV Share Price ($ in millions, except per share data) Illustrative DTV share price $ 19.79 $ 22.27 $ 24.74 $ 27.21 $ 29.69 Assumed Premium / (Discount) to Current Price ($ 24.74) (20.0)% (10.0)% 0.0% 10.0% 20.0 % Implied Equity Value 1 $ 20,134 $ 22,651 $ 25,168 $ 27,685 $ 30,201 Implied Enterprise Value 2 25,005 27,522 30,039 32,556 35,072 DTV 2009E EBITDA Multiple 3 4.4 x 4.8 x 5.3 x 5.7 x 6.1 x Implied Value of Private Assets Fixed Exchange Ratio 1.11 x 1.11 x 1.11 x 1.11 x 1.11 x Holdings Shares issued to LEI 4 518.3 518.3 518.3 518.3 518.3 Implied Equity Consideration to LEI Shareholders $ 10,258 $ 11,541 $ 12,823 $ 14,105 $ 15,387 Current Liberty stake in DTV @ 2.0% Premium $ 11,081 $ 12,466 $ 13,851 $ 15,236 $ 16,621 (-) Net Debt (Post-Spin) 5 (1,912) (1,912) (1,912) (1,912) (1,912) Value (Liability) Associated with DTV Collar 6 402 219 34 (156) (351) Liberty Transaction Value (ex. Private Assets) $ 9,571 $ 10,773 $ 11,973 $ 13,168 $ 14,358 Implied Value of Private Assets $ 687 $ 767 $ 850 $ 937 $ 1,029 Implied Blended EBITDA Multiple of Private Assets 7 7.7 x 8.6 x 9.5 x 10.4 x 11.5 x Implied Value Change to Liberty Liberty Transaction Value (ex. Private Assets) $ 9,571 $ 10,773 $ 11,973 $ 13,168 $ 14,358 Liberty Value (incl Private Assets @ 850mm) 8 10,421 11,623 12,823 14,018 15,208 Implied Holdings shares issued to LEI 4 526.5 522.0 518.3 515.1 512.3 “Breakeven” Exchange Ratio 1.13 x 1.12 x 1.11 x 1.10 x 1.10 x “Excess shares” issued to LEI 9 (8.2) (3.7) 0.0 3.2 6.0 Value Gain / (Loss) to LEI $(163) $(83) $ 0 $ 87 $ 179 Implied Accretion to LEI Shareholder Value 12.7% 13.0% 13.4% 13.8% 14.3% Source: Bloomberg, Public Filings, GS Research 1 Implied equity value based on 1,017.3mm DTV shares outstanding per FY08 10-K. 2 Assumes DTV net debt of $4,871mm per FY08 10-K, including adjustment for value of public holdings. 3 2009E WholeCo. EBITDA of $5,709mm based on projections by DirecTV Management used per direction of Liberty Management. 4 Based on LEI shares outstanding multiplied by illustrative transaction exchange ratio. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 5 Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN. 6 Collar value at various DTV share prices calculated using Black-Scholes methodology detailed in Appendix. 7 Per projections by RSN and GSN Management, 2009E EBITDA for RSNs and GSN is $46mm and $68mm respectively. Implied private asset EBITDA multiple based on 100% of RSN EBITDA ($46mm) and 65% of GSN EBITDA ($44mm). 8 Private Asset value of $850mm reflects value negotiated by Liberty Management. 9 “Excess shares” issued to LEI = Shares issued to LEI in a fixed exchange ratio transaction – Shares issued to LEI in a variable exchange ratio transaction

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 47 Illustrative Value Implications Sensitivity to Exchange Ratio ($ in millions, except per share data) Illustrative Exchange Ratio 1.07 x 1.09 x 1.11 x 1.13 x 1.15 x Implied Premium Paid for DTV Stake Holdings Shares issued to LEI 1 499.6 509.0 518.3 527.6 537.0 $ 12,361 $ 12,592 $ 12,823 $ 13,054 $ 13,284 (+) Net Debt (Post-Spin) 2 1,912 1,912 1,912 1,912 1,912 (-) Value (Liability) Associated with DTV Collar 3 (34) (34) (34) (34) (34) (-) Illustrative Value of Private Assets 4 (850) (850) (850) (850) (850) Implied Current Value of LEI Stake in DTV $ 13,389 $ 13,620 $ 13,851 $ 14,082 $ 14,313 Implied Value/Share of DTV Shares held by LEI 5 $ 24.40 $ 24.82 $ 25.24 $ 25.66 $ 26.08 Implied Premium Paid for DTV Shares held by LEI (1.4)% 0.3% 2.0% 3.7% 5.4 % DTV WholeCo 2009E EBITDA Multiple 6 5.2 x 5.3 x 5.4 x 5.4 x 5.5 x PF Ownership of LEI Shareholders in DTV 7 51.6% 52.1% 52.5% 53.0% 53.4% Implied Accretion to LEI Shareholder Value 11.5% 12.5% 13.4% 14.4% 15.3% Implied Value Paid for Private Assets $ 12,361 $ 12,592 $ 12,823 $ 13,054 $ 13,284 (-) Liberty Stake in DTV @ Transaction Premium $(13,851) $(13,851) $(13,851) $(13,851) $(13,851) (+) Net Debt (Post-Spin) 2 1,912 1,912 1,912 1,912 1,912 (-) Fixed Value (Liability) Associated with DTV Collar 3 (34) (34) (34) (34) (34) Implied Value of Private Assets in Transaction $ 388 $ 619 $ 850 $ 1,081 $ 1,312 Implied Blended EBITDA Multiple of Private Assets 8 4.3 x 6.9 x 9.5 x 12.1 x 14.6 x Implied Equity Consideration to LEI @ current DTV market price Implied PF Value to LEI @ current DTV market price Source: Bloomberg, Public Filings, GS Research Note: Market prices as of 28-Apr-2009 1 Based on LEI shares outstanding multiplied by illustrative transaction exchange ratio. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 2 Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN. 3 Collar value at various DTV share prices calculated using Black-Scholes methodology detailed in Appendix. 4 Private Asset value of $850mm reflects value negotiated by Liberty Management. 5 Implied value of DTV shares calculated based on 548.7mm DTV shares owned by Liberty. 6 2009E EBITDA assumed as $5,709mm based on projections by DirecTV Management used per direction of Liberty Management. 7 PF Ownership based on shares issued to Liberty Entertainment shareholders in transaction. Total PF shares outstanding is based on Holdings shared issued to Liberty Entertainment shareholders and 468.6mm publicly held DTV shares. 8 Per projections by RSN and GSN Management, 2009E EBITDA for RSNs and GSN is $46mm and $68mm respectively. Implied private asset EBITDA multiple based on 100% of RSN EBITDA ($46mm) and 65% of GSN EBITDA ($44mm).

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 48 Analysis at Various Premia for LEI’s DTV Shares ($ in millions) Premium Paid for DTV Shares (4.0%) (2.0%) 0.0% 2.0% 4.0% Implied Value of LEI Stake in DTV 1 $ 13,032 $ 13,304 $ 13,575 $ 13,851 $ 14,118 Private Asset Value 2 850 850 850 850 850 Fixed Value of Collar (@ Current DTV Price) 3 34 34 34 34 34 Total Implied LEI Asset Value $ 13,916 $ 14,187 $ 14,459 $ 14,734 $ 15,002 (-) Net Debt 4 (1,912) (1,912) (1,912) (1,912) (1,912) Implied Equity Consideration for LEI $ 12,004 $ 12,276 $ 12,547 $ 12,823 $ 13,090 Implied Consideration per LEI share 5 $ 25.73 $ 26.32 $ 26.90 $ 27.49 $ 28.06 Current DTV Share Price 24.74 24.74 24.74 24.74 24.74 Implied Exchange Ratio 1.04 x 1.06 x 1.09 x 1.11 x 1.13 x LEI Shareholder PF Ownership 6 50.9% 51.4% 52.0% 52.5% 53.0% Pro Forma Transaction Equity Value $ 23,597 $ 23,868 $ 24,140 $ 24,415 $ 24,683 Pro Forma Transaction Enterprise Value 7 30,346 30,617 30,889 31,164 31,432 Breakeven Multiples Current 2009E EBITDA 8 5.3 x 5.2 x 5.3 x 5.3 x 5.4 x 5.4 x 2010E EBITDA 8 4.6 4.6 4.6 4.6 4.7 4.7 Source: Bloomberg, Public Filings, GS Research Note: Market prices as of 28-Apr-2009 1 Assumes 548.7mm DTV shares owned by Liberty per company filings. 2 Private Asset value of $850mm reflects value negotiated by Liberty Management. 3 Collar value based on Black-Scholes methodology illustrated in Appendix. 4 Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN. 5 Consideration per LEI share based on 466.5mm LEI shares outstanding. 6 PF Ownership based on shares issued to Liberty Entertainment shareholders in transaction. Total PF shares outstanding is based on Holdings shares issued to Liberty Entertainment shareholders and 468.6mm publicly held DTV shares. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 7 PF Transaction Enterprise Value based on transaction equity value, DTV public equity value for 468.6mm shares, and net debt of $6,859mm consisting of $4,871mm DTV net debt, $1,912 LEI contributed net debt and ($5)mm collar value (per Black-Scholes methodology). 8 2009E and 2010E EBITDA assumed as $5,709mm and $6,546mm respectively for DTV, based on projections by DirecTV Management used per direction of Liberty Management, and $90mm and $113mm respectively for private assets (RSNs and 65% of GSN), per projections by RSN and GSN Management.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 49 Analysis at Various Prices for Private Assets ($ in millions) Illustrative Value Paid for Private Assets $ 650 $ 700 $ 750 $ 800 $ 850 $ 900 Value of Liberty’s Stake in DTV at Current Market 1 $ 13,851 $ 13,851 $ 13,851 $ 13,851 $ 13,851 $ 13,851 Value of Collar (@ Current DTV Price) 2 34 34 34 34 34 34 Total Implied LEI Asset Value $ 14,534 $ 14,584 $ 14,634 $ 14,684 $ 14,734 $ 14,784 (-) Net Debt 3 (1,912) (1,912) (1,912) (1,912) (1,912) (1,912) Implied Equity Consideration for LEI $ 12,623 $ 12,673 $ 12,723 $ 12,773 $ 12,823 $ 12,873 Consideration per LEI share $ 24.35 $ 24.45 $ 24.55 $ 24.64 $ 24.74 $ 24.84 Current DTV Share Price 24.74 24.74 24.74 24.74 24.74 24.74 Implied Exchange Ratio 1.09 x 1.10 x 1.10 x 1.11 x 1.11 x 1.12 x LEI Shareholder PF Ownership 4 52.1% 52.2% 52.3% 52.4% 52.5% 52.6% Pro Forma Transaction Equity Value $ 24,215 $ 24,265 $ 24,315 $ 24,365 $ 24,415 $ 24,465 Pro Forma Transaction Enterprise Value 5 30,964 31,014 31,064 31,114 31,164 31,214 Breakeven Multiples Current 2009E EBITDA 6 5.3 x 5.3 x 5.3 x 5.4 x 5.4 x 5.4 x 5.4 x 2010E EBITDA 6 4.6 4.7 4.7 4.7 4.7 4.7 4.7 Source: Bloomberg, Public Filings, GS Research Note: Market prices as of 28-Apr-2009 1 Assumes 548.7mm DTV shares owned by Liberty per company filings. 2 Collar value based on Black-Scholes methodology illustrated in Appendix. 3 Net Debt based on $1,999mm derivative borrowing (related to collar loan) and $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash at the LEI corporate level per Liberty Management. Also includes 65% of cash at GSN. 4 PF Ownership based on shares issued to Liberty Entertainment shareholders in transaction. Total PF shares outstanding is based on Holdings shared issued to Liberty Entertainment shareholders and 468.6mm publicly held DTV shares. Share exchange assumes no fractional shares. Fractional shares in transaction paid with cash. 5 PF Transaction Enterprise Value based on transaction equity value, DTV public equity value for 468.6mm shares, and net debt of $6,859mm consisting of $4,871mm DTV net debt, $1,912 LEI contributed net debt and ($5)mm collar value (per Black-Scholes methodology). 6 2009E and 2010E EBITDA assumed as $5,709mm and $6,546mm respectively for DTV, based on projections by DirecTV Management used per direction of Liberty Management, and $90mm and $113mm respectively for private assets (RSNs and 65% of GSN), per projections by RSN and GSN Management.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 50 Pro Forma Capital Structure Post-Split and Post-Merge ($ in millions) LEI DTV Pro Forma Holdings Term Loans: Term Loan A $ 500 $ 500 Term Loan B 921 921 Term Loan C 1,000 1,000 Collar Loan (Derivative Borrowing) 1,999 1,999 Total $ 1,999 $ 2,421 $ 4,420 Senior Notes: 8.375% Senior Notes due 2013 $ 910 $ 910 6.375% Senior Notes due 2015 1,000 1,000 7.625% Senior Notes due 2016 1,500 1,500 Total $ 0 $ 3,410 $ 3,410 Capital Leases 977 977 Other / Sub Debt 1 2 2 Total Debt $ 1,999 $ 6,810 $ 8,809 Cash 74 2,005 2,079 Net Debt $ 1,925 $ 4,805 $ 6,730 2008A EBITDA $ 47 $ 5,060 $ 5,107 Total Debt / CY EBITDA NM 1.3 x 1.7 x 2009E EBITDA $ 46 $ 5,625 $ 5,671 Total Debt / CY EBITDA NM 1.2 x 1.6 x Source: Liberty Management; Public Filings as of 31-Dec-2008 Note: Balance sheet cash post-split-off of Liberty Entertainment Inc. assumed to be $74mm cash associated with 100% of cash at the Regional Sport Networks and 100% of cash a LEI corporate level, per Liberty Management. LEI EBITDA includes 100% of EBITDA from Regional Sports Networks. Game Show Network accounted for using equity method; capital structure does not reflect GSN cash or EBITDA.

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES

Goldman Sachs

DirecTV Latin America

Company Overview

($ in millions, except per subscriber data)

Description

- DTVLA is the leading provider of DTH digital television services throughout Latin America and the Caribbean, which includes South America, Central America, and Puerto Rico. DTVLA provides a wide selection of high-quality local and international programming under the DIRECTV and SKY brands to approximately 5.5 million subscribers

	Regions		
DTVLA	Brazil	PanAmericana	Mexico
Ownership	74%	100%	41%
Partner	Globo	NA	Televisa
Brand	SKY	DIRECTV	SKY
Total Subscribers	1.7m	2.1m	1.7m

Recent Transactions

- Purchased Darlene's 14% interest in DTVLA which resulted in a 100% ownership in DTVLA (Jan-2007)
- *Sky Transactions:* Consolidated DTH platforms of DIRECTV and SKY in Latin America
  - Acquired 12% equity interest in exchange for sale of DIRECTV Mexico subscribers in Sky Mexico and acquired News Corp's and Liberty Media International's interest in Sky Mexico; resulted in 41% ownership interest in Sky Mexico (16-Feb-2006)
  - Merged Brazil business by combining Galaxy Brasil Ltda. with Sky Brazil and acquired News Corp's and Liberty Media International's interests in Sky Brazil; resulted in 74% ownership interest in Sky Brazil (23-Aug-2006)

Research Analyst Valuation

Source:	Date	Valuation Methodologies	Valuation
Collins Stewart	7-Nov-2008	Valued at a range of 5.0x-7.0x 2008E EBITDA	$3,450-$4,830
Deutsche Bank	10-Feb-2009	N/A	3,995
Kaufman Bros.	11-Feb-2009	Per-Sub FCF Valuation Analysis; 8.3x Terminal FCF Multiple; $864 value per sub	2,072
Median Value for DTVLA			**$ 3,995**
Mean Value for DTVLA			**$ 3,402**

Source: DirecTV Company Presentation and Public Filings, Wall Street Research
Note: Collins Stewart midpoint of valuation range used for median and mean values for DTVLA

Supplemental Materials 51

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Goldman Sachs

Precedent Deals

Last 5 Years: All-Stock Deals Ranging From $10-20bn in Equity Value

($ in millions)

Date Announced	Date Effective	Target Name	Acquiror Name	Rank Value of Target ($Mil)	Equity Value ($mil)	Premium Paid Relative to Stock Price: 1 Day Prior to Announcement	Premium Paid Relative to Stock Price: 1 Week Prior to Announcement	Premium Paid Relative to Stock Price: 4 Week Prior to Announcement
21-Jun-2004	01-Nov-2004	SouthTrust Corp,Birmingham,AL	Wachovia Corp,Charlotte,NC	$ 14,156	$ 14,156	20.2 %	25.5 %	30.1 %
16-Dec-2004	02-Jul-2005	Veritas Software Corp	Symantec Corp	11,881	13,520	9.5	23.5	35.8
14-Jan-2005	13-Dec-2005	SIDANCO	TNK-British Petroleum	2,546	14,473			
31-Jan-2005	18-Nov-2005	AT&T Corp	SBC Communications Inc	21,700	14,732	(6.6)	1.8	(3.4)
13-Apr-2005	12-May-2006	ZAO Polyus	Shareholders	12,863	12,867			
30-May-2005	23-Nov-2005	Bayerische Hypo- und Vereins	Unicredito Italiano SpA	18,256	18,256	6.6	6.1	10.9
12-Jun-2005	30-Nov-2005	Bank Austria Creditanstalt AG	Unicredito Italiano SpA	3,268	14,526	0.1	2.1	10.2
12-Mar-2006	08-Sep-2006	Reliance Infocomm Ltd	Reliance Commun Ventures Ltd	5,577	10,196			
28-Mar-2006	06-Oct-2006	Experian Ltd	Shareholders	10,685	10,685			
08-May-2006	09-Nov-2006	Fisher Scientific Intl Inc	Thermo Electron Corp	12,027	10,292	7.0	14.1	17.3
25-May-2006	04-Nov-2006	AmSouth Bancorp,Alabama	Regions Finl Corp	10,021	10,021	(2.0)	1.1	(1.0)
14-Jul-2006	01-Oct-2007	Banca Nazionale del Lavoro SpA	BNP Paribas SA	125	11,732			
25-Sep-2006	31-Aug-2007	OGK-5	Shareholders	2,756	11,483	88.4	87.6	66.7
17-Oct-2006	12-Jul-2007	CBOT Holdings Inc	Chicago Mercantile Exchange	11,065	11,034	54.9	59.4	72.5
03-Dec-2006	02-Jul-2007	Mellon Financial,Pittsburgh,PA	Bank of New York Co Inc,NY	15,680	15,680	(6.1)	(7.3)	(0.7)
19-Dec-2006	30-Jun-2007	Discover Financial Services	Shareholders	15,098	15,098			
02-Feb-2007	07-Mar-2007	Weyerhaeuser Co	Weyerhaeuser Co	2,067	17,875	0.0	0.6	5.6
19-Feb-2007	26-Oct-2007	Metrovacesa SA	Metrovacesa SA	6,829	15,786	0.0	0.9	(6.2)
06-Mar-2007	29-Jan-2008	Nikko Cordial Corp	Citigroup Japan Holdings Ltd	4,466	14,345	36.1	19.2	36.6
10-Apr-2007	11-Jul-2007	Rodamco Europe NV	Uniball Holding SA	18,504	14,815	13.4	16.5	22.6
11-Apr-2007	25-Jul-2007	SK Corp-Petrochemical Business	Shareholders	16,984	16,984			
08-Oct-2007	27-Jun-2008	Aare-Tessin fuer Elektrizitaet	Atel Holding AG	4,597	11,228	4.4	8.4	20.3
17-Dec-2007	10-Jun-2008	Carolina Group	Carolina Group	8,310	13,404			
17-Dec-2007	13-Jun-2008	Loews Corp	Loews Corp	5,015	13,404	63.7	55.9	72.4
12-May-2008	17-Nov-2008	St George Bank Ltd	Westpac Banking Corp	17,933	17,933	27.7	22.6	43.3
17-Sep-2008	16-Jan-2009	HBOS PLC	Lloyds TSB Group PLC	25,439	10,513	(37.0)	(61.8)	(59.1)
03-Oct-2008	31-Dec-2008	Wachovia Corp,Charlotte,NC	Wells Fargo,San Francisco,CA	15,112	15,112	(30.0)	(57.8)	(56.0)
06-Oct-2008		Fortis Bank SA/NV	BNP Paribas SA	12,765	17,020			
03-Nov-2008		Unibanco Holdings SA	Banco Itau Holding Financeira	8,465	15,069	182.3	182.3	182.3
				Mean		21.6 %	20.0 %	25.0 %
				Median		6.8	11.2	18.8

Source: SDC as of 01-April-2009

Supplemental Materials 52

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Goldman Sachs

Illustrative LEI/DTV Collar Valuation Model

($ in millions, except per share data)

Date	28-Apr-2009
DTV Share Price	$ 24.74
Dividend Yld/Borrow Cost	0.25%

	Underlying Shares	Strike Price	Option Type	Expiration	Vol	Risk Free Rate	Option Value	Total Value
Long Puts	11,250,000	$ 22.89	Put	30-Dec-2009	46%	1.73%	$ 2.57	$ 28,882,268
	17,500,000	$ 20.93	Put	14-Jul-2010	48%	1.78%	$ 2.88	$ 50,383,629
	12,500,000	$ 22.89	Put	26-Jan-2011	49%	1.58%	$ 4.84	$ 60,535,441
	15,000,000	$ 20.93	Put	10-Aug-2011	50%	1.60%	$ 4.54	$ 68,026,230
	17,500,000	$ 22.89	Put	15-Feb-2012	50%	1.80%	$ 6.19	$ 108,266,665
	25,000,000	$ 20.93	Put	29-Aug-2012	51%	1.99%	$ 5.58	$ 139,490,274
						Aggregate Value to Liberty		$ 455,584,506
Short Calls	11,250,000	$ 28.33	Call	30-Dec-2009	43%	1.73%	$(2.23)	$(25,124,816)
	17,500,000	$ 29.21	Call	14-Jul-2010	42%	1.78%	$(3.17)	$(55,428,174)
	12,500,000	$ 30.33	Call	26-Jan-2011	42%	1.58%	$(3.79)	$(47,315,508)
	15,000,000	$ 31.52	Call	10-Aug-2011	43%	1.60%	$(4.39)	$(65,848,660)
	17,500,000	$ 32.73	Call	15-Feb-2012	43%	1.80%	$(4.95)	$(86,619,806)
	25,000,000	$ 33.25	Call	29-Aug-2012	44%	1.99%	$(5.67)	$(141,726,566)
						Aggregate Value to Liberty		$(422,063,530)
						Net Value to Liberty		$ 33,520,976

Source: Bloomberg, Liberty Media public filings, Goldman Sachs

Supplemental Materials 53

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 54 DirecTV Earnings Forecast EBITDA Snakechart ($ per share) $2,167 $3,167 $4,167 $5,167 $6,167 $7,167 $8,167 Apr-2006 Nov-2006 Jun-2007 Jan-2008 Aug-2008 Mar-2009 Monthly from 28-Apr-2006 to 17-Apr-2009 Yearly EBITDA Estimate (in USD) 2006 2007 2008 2009 2010 2011 2012 2006A $3,391.2 2007A $4,170.0 2008A $5,015.0 2009E 5584.6 2010E 6134.2 2011E 6651.1 2012E 7681.9 Source: IBES

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 55 DirecTV Management Name and Role Biography Chase Carey President and Chief Executive Officer Mr. Carey is a Class III Director and has served as a Director and as the President and Chief Executive Officer of the Company since December 2003. From 2004 until December 2007, Mr. Carey served as a Director of News Corporation and from 1996 until 2002 he served as an Executive Director and Co-Chief Operating Officer of News. He served as a director, President and Chief Executive Officer of Sky Global Networks, Inc., a director and Co-Chief Operating Officer of Fox Entertainment Group, Inc. and was the Chairman and Chief Executive Officer of Fox Television. Mr. Carey is a Trustee Emeritus of Colgate University. Patrick T. Doyle Executive Vice President and Chief Financial Officer Pat Doyle is senior vice president and Chief Financial Officer of DirecTV, Inc. In his role, Doyle is responsible for all internal and external financial affairs within the Finance organization, including accounting, financial planning, treasury, business management, investor relations, audit, and tax. Prior to his current role, Doyle was senior vice president, treasurer, controller of the company. In this role, he was responsible for functions including accounting, payroll, site operations, purchasing, and tax. Doyle joined the company in 1992 as director, Taxes. He was appointed vice president, Taxes in October 1996 and was given the added responsibility for Corporate Development in June 1997. Previously, Doyle worked for oilfield services company Baker Hughes and public accounting firm Deloitte & Touche. A certified public accountant, Doyle is also a member of the Financial Executives Institute and the California Taxpayers Association board of directors. Michael W. Palkovic Executive Vice President of Operations Mike Palkovic is executive vice president, Operations for DirecTV, Inc. In his role, Palkovic oversees primary contacts with customers, from the initial point of sale through the life of the customer’s programming service, including customer service, field services and supply chain management. Prior to his current role, Palkovic was executive vice president and chief financial officer of DirecTV, a role that he had held since July 2001. In this role, he was responsible for all internal and external financial affairs within the Finance organization. He has served as an executive vice president since 2004. Before joining DirecTV, Palkovic spent 14 years at Times Mirror Cable Television (TMCT) where he held a number of positions, including director of Business Operations, where he was responsible for directing the annual budget and review process, conducting operation and financial analyses and preparing strategic operational plans. Bruce Churchill Executive Vice President and President, DirecTV Latin America Mr. Churchill presently serves as the Executive Vice President of DirecTV, President - New Ventures and as President and Chief Executive Officer of DirecTV Latin America, LLC. He served as Chief Financial Officer of the Company from January 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR from May 2000 to January 2004. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television. Larry D. Hunter Executive Vice President, General Counsel and Secretary Mr. Hunter currently serves as Executive Vice President, General Counsel and Secretary of the Company. He served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served a Chairman and Chief Executive Officer of DirecTV Japan from 1998 until 2001. John F. Murphy Senior Vice President, Controller and Chief Accounting Officer John F. Murphy currently serves as Senior Vice President, Controller and Chief Accounting Officer. He joined The DirecTV Group in October 2004 as Vice President & General Auditor responsible for global internal audit activities for the Group. Murphy has over 17 years of experience in finance, accounting and auditing as well as mergers and acquisitions. Prior to joining The DirecTV Group, Murphy served as Vice President - Finance and Emerging Businesses for Experian Group Ltd. Previously, Murphy was head of internal audit activities at International Rectifier, JDS Uniphase, and Nestle USA. He holds a M.B.A. from the Marshall School of Business at University of Southern California, a B.S. in Accounting from Fordham University and he is a licensed Certified Public Accountant. Romulo Pontual Executive Vice President and Chief Technology Officer Mr. Pontual currently serves as Executive Vice President and Chief Technology Officer of the Company. Previously, Mr. Pontual served as Executive Vice President, Television Platforms at News Corporation since 1996 where he represented News Corporation as a board member of three of its affiliated companies (Sky Brasil, Innova and iDirect). Source: Company Website

PRELIMINARY DRAFT – FOR DISCUSSION PURPOSES Supplemental Materials 56 DirecTV Independent Directors Director Background Ralph F Boyd, Jr. Mr. Boyd is a Class II Director and has served as a Director and a member Audit Committee and Nominating and Corporate Governance Committee since December 2003. Currently, Mr. Boyd serves as the Executive Vice President/ Community Relations of the Federal Home Loan Mortgage Corporation, or Freddie Mac, the Chairman, President and Chief Executive Officer of the Freddie Mac Foundation, and a Director of the Home Ownership Funding Corporation I and II, two real estate investment trust affiliates of Freddie Mac. Prior to that, Mr. Boyd was the General Counsel of Freddie Mac. He was a senior litigation partner in the law firm of Alston & Bird, LLP and an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice. He served a trial partner with the law firm of Goodwin Procter LLP. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney's Office. Previously, Mr. Boyd was the United States Member to the United Nations Human Rights Commission's Committee on the Elimination of all forms of Racial Discrimination. He currently serves as a Trustee of the National Housing Partnership Foundation. Peter A. Lund Mr. Lund is a Class III Director, has served as a Director of the Company and a member of the Compensation Committee and Audit Committee since 2000. Mr. Lund is a private investor and media consultant. He served as President and Chief Executive Officer – CBS, Inc., and President and Chief Executive Officer – CBS Television and Cable. In a career spanning 20 years at CBS, Mr. Lund held numerous positions including President – CBS Broadcasting Group, President – CBS Sports, President – CBS Television Stations and President – CBS Television Network. Mr. Lund serves as a director of Crown Media Holdings, Inc. Emmis Communications Corporation. Nancy S. Newcomb Ms. Newcomb is a Class II Director and has served as a Director of the Company and as a member of the Company's Audit Committee since February 2006. She has been a member of the Nominating and Corporate Governance Committee since February 2008. Ms. Newcomb served as a senior corporate officer, risk management, of Citigroup. Prior to that, she served as a customer group executive, a division executive, Latin America, and as the principal financial officer responsible for liquidity, funding and capital management of Citicorp (the predecessor corporation). She is a member of the Board of Directors of Moody's Corporation and Sysco Corporation. Ms. Newcomb is also a member of the Governing Council of the Van Leer Group Foundation, the Netherlands. Haim Saban Haim Saban is a Class III Director and has served as a Director of the Company a member of the Compensation Committee since 2004. Mr. Saban is the Chairman and Chief Executive Officer of Saban Capital Group, Inc. Previously, he was the Chairman and Chief Executive Officer of Saban Music Group, Inc. Mr. Saban is a member of the board of directors of the French broadcaster Television Francaise 1, Chairman of the Board of Univision and Chairman of the Board of Broadcast Media Partners, Inc., which owns a controlling interest in Univision. Previously, he served as chairman and chief executive officer of Fox Family Worldwide. Neil R. Austrian Mr. Austrian is a Class I Director and has served as a Director of the Company and as Chairman of the Nominating Committee since December 2003. He has been a member of the Compensation Committee since February 2008. Mr. Austrian is a private investor. He served as Interim Chairman and Chief Executive Officer of Office Depot, Inc. from 2004 to 2005 where continues to serve as a Director. Mr. Austrian served as President and Chief Operating Officer of the National Football League and was a Managing Director of Dillon, Read & Co., Inc. Charles R. Lee Mr. Lee is a Class I Director and has served as a Director and a member of the Compensation Committee and the Nominating Committee since December 2003 and as Chairman of the Compensation Committee since February 2006. Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc and previously, as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation. Currently, he serves on the Board of Directors of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation. He is Trustee Emeritus and Presidential Councilor of Cornell University and serves on the Board of Overseers for the Weill Cornell Medical College. Source: Company Website